Exhibit 15.1

Consent of BDO Canada LLP

Consent of Independent Registered Chartered Accountants

The Board of Directors
Focus Ventures Ltd.

We consent to the use of:

1.

our report dated March 18, 2014 with respect to the consolidated statements of financial condition for the fiscal years ended November 30, 2013 and 2012, the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information, and

2.

our report dated March 11, 2013 with respect to the consolidated statements of financial condition for the fiscal years ended November 30, 2012 and 2011, the consolidated statements of comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information, and the reference to our firm under the heading “Statement by Experts” in this registration statement on Form 20-F of Focus Ventures Ltd.

/s/ BDO Canada LLP

Chartered Accountants
January 9, 2015
British Columbia, Canada